As filed with the Securities and Exchange Commission on October 1, 2021

Registration No. 333-239069

333-205095

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-8 Registration Statement No. 333-239069

and

Form S-8 Registration Statement No. 333-205095

UNDER

THE SECURITIES ACT OF 1933

Altabancorp

(Exact name of registrant as specified in its charter)

Utah	87-0622021
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 East Main Street

American Fork, UT 84003

(Address of principal executive offices including zip code)

People’s Utah Bancorp 2020 Equity Incentive Plan

People’s Utah Bancorp Incentive Plan

People’s Utah Bancorp Amended and Restated 2008 Stock Incentive Plan

People’s Utah Bancorp 2014 Incentive Plan

(Full title of the plans)

Len E. Williams

President and Chief Executive Officer

Altabancorp

1 East Main Street

American Fork, UT 84003

(801) 642-3998

With copy to:

Stephen M. Klein

David G. Post

Miller Nash LLP

Pier 70, 2801 Alaskan Way, Suite 300

Seattle, Washington 98121-1128

Telephone: (206) 777-7506

Facsimile: (206) 340-9599

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements of Altabancorp, a Utah corporation (the “Company”), on Form S-8 (collectively, the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission (“SEC”), each pertaining to the registration of shares of Common Stock of the Company, par value $0.01 per share (“Common Stock”), offered under certain employee benefit and equity plans and agreements:

File No.	Date Filed with the SEC	Name of Equity Plan or Agreement	Shares of Common Stock Registered (#)
333-239069	June 10, 2020	People’s Utah Bancorp 2020 Equity Incentive Plan	1,000,000
333-205095	June 19, 2015	People’s Utah Bancorp Incentive Plan People’s Utah Bancorp Amended and Restated 2008 Stock Incentive Plan People’s Utah Bancorp 2014 Incentive Plan	1,655,401

Pursuant to the Plan and Agreement of Merger, dated as of May 18, 2021, by and among the Company, its wholly owned subsidiary, Altabank, Glacier Bancorp, Inc. (“GBCI”), and its wholly owned subsidiary, Glacier Bank, the Company merged with and into GBCI, with GBCI as the surviving entity.

Accordingly, in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Company that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration any and all such securities registered but unsold under the Registration Statements as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of American Fork, State of Utah on September 30, 2021.

ALTABANCORP

By:	/s/ Len E. Williams
	Name:	Len E. Williams
	Title:	President & CEO